EXHIBIT 99.1

(THE SOUTH FINANCIAL GROUP LOGO)

102 South Main Street
Greenville, SC 29601
864.255.4919

NEWS RELEASE

Date:	March 21, 2002

Release Time:	Immediate

THE SOUTH FINANCIAL GROUP TO ACQUIRE GULF WEST BANKS
EXPAND INTO GREATER TAMPA BAY AREA

GREENVILLE, SC — The South Financial Group, Inc. (Nasdaq: TSFG) today announced a definitive agreement to acquire Gulf West Banks, Inc. (Nasdaq: GWBK) in a stock and cash transaction currently valued at approximately $115 million. Gulf West operates 15 branches in greater Tampa and St. Petersburg, Florida through its subsidiary, Mercantile Bank.

The South Financial Group will merge Mercantile Bank into its Florida banking subsidiary and add approximately $516 million in assets and banking offices in Apollo Beach, Brandon, Clearwater, Largo, New Port Richey, Port Richey, St. Petersburg, Tampa, Temple Terrace and Tierra Verde, Florida. Following the merger, The South Financial Group’s Florida banking subsidiary (when combined with Mercantile) will have approximately $1.3 billion in assets and 31 branches, principally in Jacksonville, Orlando, and the greater Tampa Bay area.

“The merger with Gulf West is consistent with our goal of increasing shareholder value by operating in superior markets, where the population and per capita income growth projections well exceed the national averages,” said Mack I. Whittle, Jr., President and Chief Executive Officer of The South Financial Group. “The purchase of Gulf West adds the high growth markets of Tampa and St. Petersburg to our Florida franchise. We remain committed to profitably expanding our market presence in high-growth Southeastern markets and welcome Gulf West and Gordon W. Campbell to The South Financial Group family.”

Mr. Campbell, who will remain as Vice Chairman of The South Financial Group’s Florida banking subsidiary and will join The South Financial Group’s board of directors, said, “We are enthusiastic about our merger with The South Financial Group because it makes sense for our shareholders, customers and communities. We are combining our strong position in what we define as a powerhouse market with The South Financial Group’s growing presence in Orlando and Jacksonville. The pieces fit together extremely well. All of our offices will remain open, and Gulf West’s personnel will bring additional management talent to our combined Florida banking subsidiary. In addition, we are teaming with a partner who shares our focus on earnings growth as a higher priority than market share growth.”

In the merger, The South Financial Group will issue approximately 4.5 million shares of common stock and approximately $32.4 million in cash in a transaction in which Gulf West shareholders will have an opportunity to choose between stock and cash consideration. Based on the current price of The South Financial Group stock, each Gulf West shareholder would receive approximately 0.695 shares of The South Financial Group common stock or $13.60 in cash for each share of Gulf West common stock, and the allocation of the purchase price would be approximately 70% stock and 30% cash. The transaction, which is expected to close in the third quarter of 2002, is subject to regulatory approvals as well as the approval of Gulf West shareholders.

The South Financial Group plans to repurchase approximately 1 million shares, or 2.5% of its outstanding common stock, following the completion of the transaction. In addition, The South Financial Group also expects to continue to repurchase common stock under its existing share repurchase program, which currently has approximately 1.5 million authorized shares remaining.

Based on the current price of The South Financial Group stock, the transaction is valued at approximately 265% of Gulf West’s book value per share as of December 31, 2001 and 21.6x 2001 earnings. The South Financial Group estimates synergy opportunities of approximately $2.7 million after-tax in 2003. The transaction is expected to be immediately accretive to The South Financial Group’s earnings. One-time, merger-related charges of approximately $15 to $17 million pre-tax are anticipated.

The South Financial Group, headquartered in Greenville, South Carolina, is a financial holding company with $6.0 billion in total assets and 90 branch offices in South Carolina, Florida, and North Carolina as of December 31, 2001. It operates two subsidiary banks: Carolina First Bank and Citrus Bank. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina, North Carolina, and on the Internet under the brand name, Bank CaroLine. Citrus Bank operates in Florida, principally in the Jacksonville and Orlando markets. The South Financial Group’s common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group’s web site: www.thesouthgroup.com.